Exhibit 99

Contact Info: James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5614

Enterprise Bancorp, Inc. Announces Quarterly Dividend

LOWELL, Mass., October 20, 2015 (GLOBE NEWSWIRE) -Enterprise Bancorp, Inc. (the “Company”) (NASDAQ:EBTC)

On October 20, 2015, the Board of Directors of Enterprise Bancorp, Inc. declared a quarterly dividend of $0.125 per share to be paid on December 1, 2015 to shareholders of record as of November 10, 2015. The 2015 dividend rate represents a 4.2% increase over the 2014 dividend rate.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The Company is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, and deposit and cash management services. The Company also offers investment advisory and wealth management, trust, and insurance services. The Company's headquarters and the bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the greater Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has 22 full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire towns of Derry, Hudson, Nashua, Pelham, and Salem. The Company is also in the process of obtaining regulatory approvals to establish its second branch in Nashua, NH and anticipates that the office will open in the second quarter of 2016.